Exhibit 10.9

Mr. E.A. Kratzman, III

544 North Street

Greenwich, CT 06830

Dear Mr. Kratzman:

This letter agreement will confirm the terms of your continuing service as an officer of Kohlberg Capital Corporation (the “Company”) under the terms and conditions that follow. This letter agreement supersedes the letter agreement dated November 28, 2006 in its entirety and is effective January 1, 2008.

1. Term, Position and Duties. Your title will continue to be “Vice President” and you will serve at the pleasure of the Board of Directors (the “Board”). This agreement will terminate in accordance with the provisions of Section 5 herein. You agree to the perform the duties as may be reasonably assigned to you from time to time including, but not limited to, advising the Company on its investment in various collateralized loan obligation funds, synthetic debt obligation funds and other credit based funds (together, the “Funds”), as directed by the Board or the Chief Executive Officer of the Company.

2. Compensation. In consideration of your continued services as an officer of the Company but subject to (i) the prior receipt by the Company of the necessary exemptive relief from the Securities and Exchange Commission and the establishment thereafter by the Company of an equity incentive plan providing for the issuance of restricted stock, (ii) the receipt of shareholder approval in respect of such equity incentive plan, and (iii) the availability under such equity incentive plan of shares of restricted stock, you will receive, so long as you remain an officer of the Company through the grant date, an annual grant of restricted stock having a value of Five Hundred Thousand Dollars ($500,000). Such restricted stock award will vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, in each case subject to your remaining an officer of the Company through such date (or, if the foregoing vesting schedule is not permitted under the terms of the equity incentive plan and the exemptive relief obtained from the Securities and Exchange Commission, such other vesting schedule as determined by the Board consistent with the requirements of the equity incentive plan and such exemptive relief). Consistent with the foregoing, the terms of any grant of restricted stock will be as provided for in the equity incentive plan and the award agreement governing such award. Except as explicitly provided by the Board, you will not be entitled to receive other compensation, including without limitation salary or bonuses, by reason of your service as an officer of the Company.

3. Other Benefits. You will not be entitled to participate in any benefits or benefit plans sponsored by the Company by reason of your service as an officer of the Company (though you may be entitled to participate in such plans by reason of your employment with an Affiliate (as hereinafter defined) of the Company).

4. Confidential Information and Restricted Activities. You are already subject to a confidentiality and non-competition agreement with Katonah Debt Advisors (“KDA”), an Affiliate of the Company, that refers to and includes KDA’s Affiliates, as part of your letter agreement with KDA dated [                        ] (as amended from time to time) (“KDA Agreement”). Accordingly, the confidentiality and non-competition provisions in that agreement already apply to your service with the Company. In the event that KDA and the Company become unaffiliated, you agree that you will be subject to a confidentiality and non-competition provision with respect to the Company that is substantially the same as the confidentiality and non-competition provisions of the KDA Agreement. For purposes of this agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

5. Termination of Service. Your service as an officer with the Company will terminate upon the earliest to occur of (1) your voluntary resignation upon written notice to the Company (including your resignation for Good Reason), (2) your involuntary termination of service by the Company without “cause” upon written notice to you, (3) your death, or (4) your immediate involuntary termination by the Company for “cause”. For this purpose, “cause” and “Good Reason” each have the same meaning as set forth in the KDA Agreement. Upon such termination, this agreement will terminate. Your restricted stock award agreement will govern your shares of restricted stock, if any, following termination of employment.

6. Withholding. All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Applicability of Section 409A. If at the time of your separation from service, you are a “specified employee,” as hereinafter defined, any and all amounts payable under this agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including without limitation by reason of the safe harbor set forth in Treasury Regulations 1.409A-1(b)(9)(iii) and 1.409A-1(b)(4), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. For the avoidance of doubt, the payments and benefits described in this agreement are intended either to comply with Section 409A (to the extent they are subject to such section) or to be exempt from the requirements of such section (where an exemption is available), and shall be construed accordingly.

8. Assignment. Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its Affiliates or to any person (including any individual, corporation, limited liability company, association, partnership, or any entity or organization, other than the Company or its Affiliates) with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

9. Severability. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Miscellaneous. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your service as an officer of the Company; provided, however, that this agreement shall not shall not constitute a waiver by the Company or any of its Affiliates of any existing right any of them now has or might now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation or similar obligations with respect to conduct or events prior to the effective date of this agreement. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

11. Notices. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail,

postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. We will provide a countersigned copy for your records.

Sincerely yours,

Christopher Lacovara
Chairman

Accepted and Agreed:

E.A. Kratzman, III

Date

cc: Michael I. Wirth